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                                                        Exhibit A.5.A.III


                              DATED AUGUST 19, 2005




                                     Between



                      CELANESE EUROPE HOLDING GMBH & CO. KG

                                as the Purchaser




                                       and




                              PAULSON & CO. INC AND

                   ARNHOLD AND S. BLEICHROEDER ADVISERS, LLC,

          EACH ON BEHALF OF ITS OWN AND WITH RESPECT TO SHARES OWNED BY

                            THE INVESTMENT FUNDS AND

                         SEPARATE ACCOUNTS MANAGED BY IT

                                 as the Sellers


              -----------------------------------------------------
                      SHARE PURCHASE AND TRANSFER AGREEMENT

                            AND SETTLEMENT AGREEMENT
              -----------------------------------------------------
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THIS SHARE PURCHASE AND TRANSFER AGREEMENT AND SETTLEMENT AGREEMENT (this
"AGREEMENT") is made on August 19, 2005

BETWEEN:

(1) CELANESE EUROPE HOLDING GMBH & CO. KG, a limited partnership (Kommanditgesellschaft) organized under the laws of the Federal Republic of Germany with registered office (Sitz) at Kronberg i.T., registered with the commercial register of the Local Court (Amtsgericht) Koenigstein, Germany, under registration number HRA 2970 (the "PURCHASER")

AND

(2) PAULSON & CO. INC., a corporation organized under the laws of the State of Delaware, with its principal offices at 590 Madison Avenue, New York, NY 10022, USA ("PAULSON"), acting on its own behalf as well as with respect to the Shares (as defined below) owned by the investment funds and separate accounts managed by it; and

(3) ARNHOLD AND S. BLEICHROEDER ADVISERS, LLC, a limited liability company established under the laws of the State of Delaware, with its principal offices at 1345 Avenue of the Americas, New York, NY 10105, USA ("ASB" and together with Paulson, the "SELLERS"), acting on its own behalf as well as with respect to the Shares (as defined below) owned by the investment funds and separate accounts managed by it.

The Sellers and the Purchaser are also collectively referred to hereinafter as the "PARTIES" and each individually as a "PARTY".

PREAMBLE:

A. Pursuant to a voluntary public takeover offer (the "TENDER OFFER") the Purchaser acquired in April 2004 approximately 82.6% of the outstanding shares in Celanese Aktiengesellschaft, a stock corporation organized under the laws of the Federal Republic of Germany, with registered office (Sitz) in Kronberg i.T., Germany, registered with the commercial register of the Local Court Koenigstein under registration number HRB 5277 (the "COMPANY").

B. The registered share capital of the Company in the nominal amount of EUR 140,069,354 is divided into 54,790,369 registered shares with no par value (auf den Namen lautende Stuckaktien) (the "SHARES"). The Shares are admitted to trading on the official market (Amtlicher Markt) of the Frankfurt Stock Exchange. The Shares are traded on the Frankfurt Stock Exchange and through the electronic trading system XETRA under the symbol "CZZ", under the German Securities Identification Number (Wertpapierkennnummer) (WKN) 575 300 and under the International Securities Identification Number (ISIN) DE 0005753008. The Shares were delisted from the New York Stock Exchange on June 2, 2004.

C. On June 22, 2004, the Purchaser and the Company entered into a domination and profit and loss transfer agreement (Beherrschungs- und Gewinnabfuhrungsvertrag) (the "DOMINATION AGREEMENT"). The Domination Agreement was submitted to a shareholder vote, and approved, at an extraordinary general meeting of the Company held on July 30 and 31, 2004 (the "EGM"). The Domination Agreement was registered in the commercial register of the Local Court of Koenigstein im Taunus on August 2, 2004 and, under


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      the terms thereof, became operative on October 1, 2004. In connection with the Domination Agreement, the Purchaser has offered, pursuant to a mandatory offer required by Section 305(1) of the German Stock Corporation Act, the minority shareholders (ausstehende Aktionare) of the Company a "fair cash compensation" (angemessene Barabfindung) in exchange for their Shares in the amount of EUR 41.92 per Share (the "MANDATORY OFFER"). In addition, under the Domination Agreement, pursuant to Section 304(1), sentence 1 of the German Stock Corporation Act, any minority shareholder who elects not to tender its Shares into the Mandatory Offer and to remain a shareholder of the Company is entitled to receive a certain guaranteed fixed annual dividend (Ausgleich) per Share in lieu of any future dividend payments.

D. Following the EGM, certain minority shareholders of the Company, whose names are set forth in Annex A (the "ORIGINAL PLAINTIFFS") brought forward legal actions with the Frankfurt District Court (Landgericht) and requested the court to set aside the shareholder resolutions passed at the EGM (collectively, the "ORIGINAL ACTIONS"). Several minority shareholders have joined the Original Actions via third party interventions in support of the Original Plaintiffs. The Purchaser has joined the proceedings via a third party intervention in support of the Company. In September 2004, the Frankfurt District Court consolidated the Original Actions (file no. 3-05 O 112/04). One minority shareholder, Metropol Vermoegensverwaltungs- und Grundstuecks-GmbH, Cologne, Germany (the "AVOIDANCE PLAINTIFF" and together with the Original Plaintiffs, the "PLAINTIFFS"), brought forward an additional action (file no. 3-05 O 61/05) with the Frankfurt District Court and requested the court to rule that the shareholder resolutions passed at the EGM were void (Nichtigkeitsklage) (the "AVOIDANCE PROCEEDINGS"). In addition, several minority shareholders (including Paulson and the Plaintiffs) have initiated special award proceedings (Spruchverfahren) seeking the court's review of the amounts of the fair cash compensation and the guaranteed fixed annual dividend offered under the Domination Agreement (collectively, the "AWARD PROCEEDINGS"). In March 2005, the Frankfurt District Court dismissed the motions of all minority shareholders regarding the initiation of the Award Proceedings as inadmissible. The ruling of the court is, however, subject to pending appeals (sofortige Beschwerden) (collectively, the "APPEALS") including appeals of Paulson and the Plaintiffs with the Frankfurt Higher District Court (Oberlandesgericht).

E. A ratification resolution (Bestatigungsbeschluss) to ratify the shareholders' resolutions passed at the EGM was submitted to a shareholder vote, and approved, at the annual general meeting of the Company held on May 19 and 20, 2005 (the "AGM"). Following the AGM, several minority shareholders of the Company (including Paulson and the Plaintiffs) brought forward legal actions with the Frankfurt District Court against the shareholders' resolutions passed at the AGM as well, and requested that the court set aside the ratification resolution (collectively, the "ADDITIONAL ACTIONS"). In June 2005, the Frankfurt District Court has suspended the proceedings regarding the Original Actions until a judicially final and binding decision is rendered with regard to the Additional Actions and consolidated the Additional Actions (file no. 3-05 O 71/05).

F. In addition to the Original Actions, the Avoidance Action, the Award Proceedings, the Appeals and the Additional Actions, certain minority shareholders have instituted the legal proceedings set forth in Annex B against, among others, the Company and the Purchaser in connection with the Tender Offer and the Domination Agreement (these proceedings together with the Original Actions, the Avoidance Action, the Award Proceedings, the Appeals and the Additional Actions, and together with any and all other legal proceedings commenced against the Company or the Purchaser or any of their affiliates before, on or

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      after the date hereof relating in any way to the subject matter of any of the foregoing, the "LEGAL PROCEEDINGS").

G. As of today, Paulson and the investment funds and separate accounts managed by it own in the aggregate 5,758,299 Shares (the "PAULSON SHARES"), representing approximately 11.43% of the outstanding shares of the Company; and ASB and the investment funds and separate accounts managed by it own in the aggregate 160,000 Shares (the "ASB SHARES" and together with the Paulson Shares, the "SELLERS' SHARES"), representing approximately 0.32% of the outstanding Shares of the Company. The Sellers' Shares are currently held in book entry form within the Clearstream Banking AG booking system in various securities accounts of the Sellers and of the investment funds and separate accounts managed by the Sellers.

IT IS AGREED as follows:

1.    SUBJECT MATTER OF THIS AGREEMENT; CONDITION PRECEDENT

      The subject matter of this Agreement is (i) the sale and transfer of all Shares held by the Sellers and the investment funds and separate accounts managed by the Sellers to the Purchaser as well as (ii) the settlement of all Legal Proceedings, to the extent the Sellers are a party to the Legal Proceedings; (iii) the agreement by the Sellers not to make future investments in the Company; and (iv) a general release relating to their investment in the Company.

2.    SALE AND PURCHASE OF SHARES

2.1 Paulson hereby sells to the Purchaser, and the Purchaser hereby purchases from Paulson, the Paulson Shares; and ASB hereby sells to the Purchaser, and the Purchaser hereby purchases from ASB, the ASB Shares. For the avoidance of doubt, the sale and purchase of the Sellers' Shares pursuant to this Agreement shall include all Shares held, directly or indirectly, by the Sellers and the investment funds and separate accounts managed by them, irrespective of whether the description of the Shares and the Sellers' Shares set forth in recitals B and G of the Preamble or elsewhere herein is true and complete.

2.2 The sale and purchase of the Sellers' Shares contemplated by this Agreement shall be made with all rights attached to the Sellers' Shares (the "ANCILLARY RIGHTS"), including, without limitation, the rights to receive dividends and all subscription rights (Bezugsrechte). The right to receive dividends shall include the right to receive, in part or in total, the guaranteed fixed annual dividend for the current fiscal year 2004/2005 as well as the right to receive dividends for all previous fiscal years of the Company, to the extent that profits of previous fiscal years have not been distributed as of the date hereof. The Ancillary Rights shall also include any right to participate in an increase of the amount of the fair cash compensation and/or the guaranteed fixed annual payment as a result of, or in connection with the Award Proceedings or other proceedings or agreements irrespective of whether such increase occurs through a court ruling, an agreement amongst the parties to the Award Proceedings or otherwise.

3.    PURCHASE PRICE

3.1 The purchase price for the Sellers' Shares amounts to EUR 51.00 per share (the "BASE PURCHASE PRICE"). In addition to the Base Purchase Price and as consideration for the Sellers' undertakings and the settlement set forth in Section 7 below, the Sellers shall be

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      entitled to an additional payment of EUR 2.00 per share (the "ADDITIONAL
      PURCHASE PRICE"). Thus, the aggregate purchase price (i.e., Base Purchase Price and Additional Purchase Price) for the 5,758,299 Shares sold by Paulson amounts to EUR 305,189,847.00 (the "PAULSON PURCHASE PRICE"); and the aggregate purchase price (i.e., Base Purchase Price and Additional Purchase Price) for the 160,000 Shares sold by ASB amounts to EUR 8,480,000.00 (the "ASB PURCHASE PRICE").

3.2 The Purchaser shall pay the Paulson Purchase Price and the ASB Purchase Price in accordance with the provisions of Section 4 below to bank accounts of the Sellers specified by the Sellers (the "SELLERS' BANK ACCOUNTS").

      A credit made to the Sellers' Bank Accounts shall have the effect of discharging the Purchaser in a corresponding amount from its obligation (schuldbefreiende Wirkung) to pay the Purchase Price to the respective Seller.

4.    TRANSFER OF SHARES

4.1   The Sellers' Shares are hereby assigned and transferred as follows:

      (a) Paulson, on its own behalf and on behalf of the investment funds and separate accounts managed by it, hereby assigns and transfers to the Purchaser who accepts such transfer and assignment, the Paulson Shares, which transfer and assignment shall include all Ancillary Rights attached to the Paulson Shares.

      (b) ASB, on its own behalf and on behalf of the investment funds and separate accounts managed by it, hereby assigns and transfers to the Purchaser who accepts such transfer and assignment, the ASB Shares, which transfer and assignment shall include all Ancillary Rights attached to the ASB Shares.

      The assignment and transfer of the Paulson Shares shall, however, be subject to the condition precedent of complete payment of the Paulson Purchase Price by the Purchaser to the bank accounts specified by Paulson; and the assignment and transfer of the ASB Shares shall, however, be subject to the condition precedent of complete payment of the ASB Purchase Price by the Purchaser to the bank accounts specified by ASB (each, a "CONDITION TO TRANSFER OF TITLE").

4.2 In order to ensure transfer of title in the Sellers' Shares, the Parties shall take the following actions concurrently (Zug um Zug) as soon as the Sellers have fully complied with their obligations under Section 7.1(a):

      (a) The Sellers shall procure that (i) the Paulson Shares are transferred to the securities deposit of the Purchaser specified by the Purchaser (the "PURCHASER'S SECURITIES DEPOSIT") by making a corresponding book-entry transfer (Girosammelgutschrift) concurrently (Zug um Zug) with the payment by the Purchaser of the Paulson Purchase Price into the Paulson bank accounts; and (ii) the ASB Shares are transferred to the Purchaser's Securities Deposit by making a corresponding book-entry transfer (Girosammelgutschrift) concurrently with the payment by the Purchaser of the ASB Purchase Price into the ASB bank accounts.

      (b) The Purchaser shall irrevocably instruct its bank in writing to (i) transfer the Paulson Purchase Price from its cash account with its bank to the Paulson bank accounts free of any bank charges, by wire transfer in immediately available funds in Euro concurrently with the transfer of the Paulson shares to the Purchaser's Securities

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            Deposit; and (ii) transfer the ASB Purchase Price from its cash account with its bank to the ASB bank accounts free of any bank charges, by wire transfer in immediately available funds in Euro concurrently with the transfer of the ASB shares to the Purchaser's Securities Deposit.

      (c) The Parties shall take any other action, make any other declaration and execute any such document which is required or which the Purchaser reasonably requests to be executed in order to transfer title in the Sellers' Shares to the Purchaser.

4.3 The Parties agree that, from the execution hereof and until the occurrence of the transfer of the Sellers' Shares to the Purchaser's Securities Deposit by way of book entry transfer, the Sellers shall hold the Sellers' Shares in custody for the Purchaser, free of any charges or costs.

5.    REPRESENTATIONS AND WARRANTIES

5.1 Each Seller hereby represents and warrants severally by way of an independent guarantee (selbstandiges Garantieversprechen) pursuant to
      Section 311(1) German Civil Code (Burgerliches Gesetzbuch ), except as otherwise is expressly provided for herein, as of the date hereof and, if different, as of the date when the transfer of the Shares pursuant to
      Section 4 above becomes effective, as follows:

      (a) Paulson represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ASB represents and warrants that it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

      (b) Each Seller represents and warrants that it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each Seller represents and warrants that the execution and delivery of this Agreement, the performance of such Seller's obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and other proceedings on the part of the respective Seller. Each Seller represents and warrants that this Agreement has been duly executed and delivered by such Seller, and assuming the due execution hereof by the Purchaser, this Agreement constitutes the legal, valid and binding obligation of such Seller in accordance with its terms.

      (c) Each Seller represents and warrants that it or the investment funds and separate accounts managed by it have good and valid title to the Sellers' Shares sold and to be transferred by such Seller, free and clear of any liens, claims, encumbrances, security interests, options, pre-emptive, drag-along or tag-along rights, rights of first refusal or first offer, charges or restrictions of any kind (collectively, "LIENS"). Each of the Sellers represents and warrants that upon book-entry of the transfer of such Seller's Shares in the Purchaser's Security Deposit, good and valid title to such Seller's Shares sold and to be transferred by such Seller will pass to the Purchaser, free and clear of any Liens, except for Liens arising from acts of the Purchaser.

5.2 The Purchaser hereby represents and warrants by way of an independent guarantee (selbstandiges Garantieversprechen) pursuant to Section 311(1) German Civil Code (Burgerliches Gesetzbuch), except as otherwise is expressly provided for herein, as of the

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      date hereof and, if different, as of the date when the transfer of the
      Shares pursuant to Section 4 above becomes effective, as follows:

      (a) The Purchaser represents and warrants that it is a limited partnership (Kommanditgesellschaft) organized, validly existing and in good standing under the laws of the Federal Republic of Germany.

      (b) The Purchaser represents and warrants that it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Purchaser represents and warrants that the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and other proceedings on its part. The Purchaser represents and warrants that this Agreement has been duly executed and delivered by it, and assuming the due execution hereof by the Sellers, this Agreement constitutes the legal, valid and binding obligation of the Purchaser in accordance with its terms.

6.    REMEDIES

6.1 If it becomes apparent that one or several of the representations and warranties given by the Sellers in this Agreement are not accurate or incomplete or in case of a breach of any of the other obligations of the Sellers under this Agreement, then the Purchaser may at its sole discretion request from the Sellers - who shall be liable for their respective obligations severally (teilschuldnerisch) - either

      (a) that the respective Seller put the Purchaser into the position the Purchaser would be in had the relevant representations and warranties been correct and complete or the relevant obligation not been breached, as the case may be; or

      (b) compensation for the damages (Schadensersatz wegen Nichterfullung) incurred by the Purchaser because of the inaccuracy or incompleteness of the relevant representations and warranties or the breach of the relevant obligation, as the case may be, provided, however, that the Purchaser shall only be entitled to be compensated for damages after (i) the Purchaser has granted the respective Seller a period of at least 10 calendar days in which to bring about the position the Purchaser would be in had the relevant representations and warranties been correct and complete or the relevant obligation not been breached, as the case may be, (each, a "RECTIFICATION") and the respective Seller fails to do so within said time period or (ii) if Rectification is not possible or sufficient.

6.2 If it becomes apparent that one or several of the representations and warranties given by the Purchaser in this Agreement are not accurate or incomplete or in case of a breach of any of the other obligations of the Purchaser under this Agreement, then the Sellers may at their sole discretion request from the Purchaser either

      (a) that the Purchaser put the Sellers into the position the Sellers would be in had the relevant representations and warranties been correct and complete or the relevant obligation not been breached, as the case may be; or

      (b) compensation for the damages (Schadensersatz wegen Nichterfullung) incurred by the Sellers because of the inaccuracy or incompleteness of the relevant representations and warranties or the breach of the relevant obligation, as the case

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            may be, provided, however, that the Sellers shall only be entitled to be compensated for damages after (i) the Sellers have granted the Purchaser a period of at least 10 calendar days in which to bring about the position the Sellers would be in had the relevant representations and warranties been correct and complete or the relevant obligation not been breached, as the case may be, (each, a "RECTIFICATION") and the Purchaser fails to do so within said time period or (ii) if Rectification is not possible or sufficient.

6.3 Except as otherwise provided for in this Agreement, any claim by the Purchaser or the Sellers, as the case may be, based on the incorrectness or incompleteness of the representations and warranties shall become time-barred (verjahrt) on December 31, 2008. With respect to all other claims of the Purchaser against the Sellers or the Sellers against the Purchaser, as the case may be, and except as otherwise expressly provided for in this Agreement, the statutory limitation periods shall apply. With respect to the suspension (Hemmung) and interruption (Neubeginn) of the statute of limitations time periods set forth herein, the statutory regime applies.

6.4 Except as otherwise provided for in this Agreement and legally permissible, any claims of the Purchaser relating to avoidance (Anfechtung), rescission (Rucktritt) and the reduction of the Purchase Price (Minderung), as well as claims based on breach of pre-contractual duty (culpa in contrahendo, Section 311(2) BGB) shall be excluded, except to the extent such claims are the result of gross negligence or willful misconduct on the part of the Sellers.

7.    SELLERS' UNDERTAKINGS; SETTLEMENT

7.1 With respect to the purchase and acquisition of the Sellers' Shares by the Purchaser, the Sellers are prepared to accept the shareholders' resolutions passed at the EGM and the AGM and to acknowledge the legal effectiveness of the Domination Agreement. Therefore, the Sellers irrevocably undertake vis-a-vis the Purchaser and the Company (echter Vertrag zugunsten Dritter) to take the following actions without delay and hereby irrevocably makes the following declarations, as the case may be:

      (a) Each of the Sellers shall, and shall procure that its affiliates, their respective past and current employees, officers, directors, representatives, agents, assigns, successors, predecessors, parents, subsidiaries, investors and shareholders, except to the extent such investors and shareholders are not acting with respect to an investment in such Sellers' investment funds and separate accounts (the "RELATED PARTIES"), irrevocably withdraw and abandon all actions, applications and appeals (Klage- bzw. Antragsrucknahme; Rucknahme von Rechtsmitteln) it brought forward in connection with the Tender Offer and the Domination Agreement, including in connection with the Legal Proceedings; and the Sellers hereby irrevocably waive the respective causes of action (Verzicht auf die geltend gemachten Anspruche).

      (b) Each Seller on its own behalf and on behalf of its Related Parties hereby irrevocably waives any objections it might have against the legal effectiveness and validity or the lawfulness of the shareholders' resolutions passed at the EGM and the AGM, the Domination Agreement and the Tender Offer as well as any action taken under or in connection with the Domination Agreement and the Tender Offer. Each Seller shall take any action or make any additional declaration which the Purchaser or the Company reasonably requests from such Seller to maintain the legal effectiveness and registration of the Domination Agreement.


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      (c)   Each of the Sellers hereby acknowledges the effectiveness, validity and the lawfulness of the shareholders' resolutions passed at the EGM and the AGM, the Domination Agreement and the Tender Offer as well as any action taken under or in connection with the Domination Agreement and the Tender Offer. Each Seller shall, and shall procure that its Related Parties, refrain from taking any action (either in court or out of court) to challenge directly or indirectly the legal effectiveness and validity or the lawfulness of the shareholders' resolutions passed at the EGM and the AGM, the Domination Agreement and the Tender Offer as well as any action taken under or in connection with the Domination Agreement and the Tender Offer; each of the Sellers shall, and shall procure that its Related Parties, further refrain from initiating any other legal proceedings of whatever nature (including award proceedings), in any court or tribunal under the laws of any nation, state or territory, based on the alleged ineffectiveness, invalidity or unlawfulness of the shareholders' resolutions passed at the EGM and the AGM, the Domination Agreement and the Tender Offer as well as any action taken under or in connection with the Domination Agreement and the Tender Offer. Each of the Sellers shall, and shall procure that its Related Parties, also refrain from directly or indirectly supporting or encouraging any other person to take or to continue any such proceedings. In particular, each of the Sellers shall, and shall procure that its Related Parties, refrain from taking any action in connection with, and shall not directly or indirectly support any (existing or former) minority shareholder of the Company or any other person in connection with the Legal Proceedings or any other legal proceedings relating to the shareholders' resolutions passed at the EGM and the AGM, the Domination Agreement and the Tender Offer as well as any action taken under or in connection with the Domination Agreement and the Tender Offer. Each of the Sellers shall, and shall procure that its Related Parties, not make available any work product or other documentation prepared by itself, its affiliates or its former and present advisors (including legal advisors, accountants and financial advisors) related to or otherwise relevant for the Legal Proceedings to any other person.

      (d) Each of the Sellers shall, and shall procure that its Related Parties, refrain from acquiring, directly or indirectly, any Shares or any other investment in the Company and shall, and shall procure that its Related Parties, not hold or otherwise control directly or indirectly any Shares or other investment in the Company in the future.

      (e) Without limiting the generality of the foregoing, each of the Sellers shall, and shall procure that its Related Parties, refrain from taking any action (either in court or out of court) to challenge directly or indirectly any shareholders' resolutions or corporate decisions of the Company or to initiate any legal proceedings of whatever nature (including award proceedings) , in any court or tribunal under the laws of any nation, state or territory, in connection with such shareholders' resolutions or corporate decisions including, without limitation, in connection with an amendment of the Company's articles of association, a delisting of the Company, a squeeze-out or a conversion of the Company or any other type of restructuring of the Company (each, a "FUTURE TRANSACTION"). The Sellers shall also refrain, and shall procure that its Related Parties, from directly or indirectly supporting or encouraging any other person to take any action (either in court or out of court) to challenge or to continue to challenge, as the case may be, the legal effectiveness, validity or lawfulness of a Future Transaction or to initiate any legal proceedings of whatever nature (including award proceedings), in any court or tribunal under the laws of any nation, state or territory, in this connection.

7.2 Upon withdrawal and abandonment by the Sellers of all actions and applications in accordance with Section 7.1(a), the Purchaser or the Company (as the case may be) shall, with respect to each such action, application and appeal, as the case may be, waive the initiation of proceedings regarding the determination of legal fees (Verzicht auf die Einleitung eines Kostenfestsetzungsverfahrens) with respect to the Sellers. The Purchaser and the Company will, however, not reimburse the Sellers for any costs, in particular lawyers', accountants' and other consultants' fees, incurred by the Sellers through such actions and applications or proceedings or the preparation thereof and the Sellers hereby irrevocably waive any claims in this respect.

7.3 Upon consummation of the sale and purchase of the Sellers' Shares in accordance with Section 4 above, all claims of the Sellers arising from and in connection with the Tender Offer and the Domination Agreement or any action taken under or in connection with the Domination Agreement and the Tender Offer are, except for the Parties' rights and obligations under this Agreement, settled (erledigt). In addition, each of the Sellers on behalf of itself and its Related Parties hereby irrevocably waives any and all actual or potential claims whatsoever (whether or not relating to the subject matter of the current Legal Proceedings) arising out of, or relating to the transactions or matters referred to directly or indirectly in this Agreement that such Seller has, or in the future may have, against the Purchaser, the Company or any of the Purchaser's or the Company's past, current and future Related Parties under the laws of any nation, state or territory. The Purchaser hereby accepts such waiver.

8.    PURCHASER'S UNDERTAKINGS; INCREASE OF FAIR CASH COMPENSATION

8.1 With respect to the sale and transfer of the Sellers' Shares by the Sellers and the settlement between the Parties in accordance with Section 7 above, the Purchaser undertakes vis-a-vis the Sellers, subject to compliance with applicable law, to increase the fair cash compensation (Abfindung) under the Mandatory Offer of EUR 41.92 per Share resolved upon during the AGM (the "ORIGINAL CASH COMPENSATION") by an amount of EUR 9.08 per Share (the "ADDITIONAL CASH COMPENSATION") up to an aggregate amount of EUR 51.00 per Share for all minority shareholders that accept the Mandatory Offer on or prior to September 29, 2005, provided, however, that a minority shareholder shall only be entitled to the Additional Cash Compensation if such shareholder irrevocably declares by signing a waiver declaration the form of which is attached as Annex C that such shareholder
      (i) has not filed or has withdrawn (as the case may be), and will not file, an application for the initiation of award proceedings, and irrevocably waives any and all rights to initiate and carry out award proceedings in connection with the Domination Agreement; (ii) has not adhered, and will not adhere, to applications and has not, or will not, facilitate award proceedings in connection with the Domination Agreement in any other way, whether directly or indirectly; and (iii) irrevocably waives any and all rights to participate in an increase of the amount of the fair cash compensation and/or the guaranteed fixed annual payment as a result of, or in connection with the Award Proceedings or other proceedings or agreements irrespective of whether such increase occurs through a court ruling, an agreement amongst the parties or otherwise. Minority shareholders who accept the Mandatory Offer after September 29, 2005 shall not be entitled to receive the Additional Cash Compensation.

8.2 Notwithstanding the foregoing, for the avoidance of doubt and as a matter of utmost precaution the increase of the fair cash compensation under the Mandatory Offer shall be structured in a manner that, if the declarations described in the proviso to Section 8.1 above are not binding upon minority shareholders and the Original Cash Compensation is increased as a result of the Award Proceedings, other proceedings or agreements - irrespective of whether such increase occurs through a court ruling, an agreement amongst the parties to the relevant proceedings or otherwise - (the "COMPENSATION INCREASE"), the Additional Cash Compensation is to be credited against such Compensation Increase. Thus, the Additional Cash Compensation shall be deemed to be a prepayment on such Compensation Increase.

8.3 As long as the Purchaser complies with Sections 8.1 and 8.2, the undertakings of the Purchaser set forth in this Section 8 shall not prevent the Purchaser to enter into separate transactions with one, several or all minority shareholders and/or their representatives on terms and conditions deviating from the terms and conditions provided for in this Section 8.

9.    CONTINUED COOPERATION, CONFIDENTIALITY, PRESS RELEASES

9.1 The Parties agree to co-operate fully after the date hereof in order to consummate all the transactions intended by and/or envisaged in this Agreement. Each Party shall take such further actions, make such additional declarations and execute such documents as are necessary or, in the reasonable view of the Purchaser, appropriate to consummate the transactions intended by and/or contemplated in this Agreement.

9.2 The Parties shall treat the existence of this Agreement and its contents strictly confidential and shall make no public statements whatsoever concerning the existence of this Agreement and its contents. Notwithstanding the foregoing, it is acknowledged and agreed that (i) the Company and its affiliates may refer to this Agreement and describe its contents if and to the extent so required in order to implement the undertakings of the Purchaser set forth in Section 8 or by statutory law, regulation or order of a court, administrative agency or any other public authority, including, without limitation, in Form 8-K, amendments to its
      Schedule 13D, Schedule 13E-3, Form TO and other filings made pursuant to the U.S. Securities Exchange Act of 1934, as amended or the U.S. Securities Act of 1933, as amended; and (ii) each of the Sellers may refer to this Agreement and describe its contents to its shareholders and investors in accordance with past practice.

9.3 Upon execution of this Agreement, the Parties shall agree on the content and form of a press release with regard to the transactions and other agreements set forth herein. The Sellers shall not unreasonably withhold their consent to such or any other press releases prepared by the Purchaser and/or the Company. Until such press release is disseminated, the Sellers shall not communicate in any way with the press or any other media regarding this Agreement and the transactions contemplated hereby. In response to any unsolicited inquiry by the press or any other media regarding this Agreement and the transactions contemplated hereby, the Parties shall decline to comment. Following the dissemination of the press release, the Parties' only response to unsolicited inquiries by the press or any other media regarding the subject matter of this Agreement shall be that the transactions contemplated by this Agreement represent a fair resolution amongst the Parties with respect to the subject matter of this Agreement. Notwithstanding the foregoing, it is acknowledged and agreed that no Party shall make any adverse statements to the press or any other media about any other Party with respect to the subject matter of this Agreement.

10.   ASSIGNMENT

      None of the Sellers may not transfer any rights and obligations under or in connection with this Agreement without prior written consent of the Purchaser. The Purchaser has the right to only transfer its rights and obligations under this Agreement in whole or in part to one or more enterprises controlled by the Purchaser (each, a "TRANSFEREE") by way of assignment and assumption of this Agreement (Vertragsubernahme) (a "TRANSFER OF CONTRACT"). Upon the Transfer of Contract coming into effect, the Transferee fully assumes the contractual position of the Purchaser under this Agreement. The Sellers hereby grant its irrevocable consent to any Transfer of Contract. The Transfer of Contract shall become legally effective as of the receipt (Zugang) by the Sellers of a written declaration made by the Purchaser and the Transferee that a Transfer of Contract has occurred.

11.   LANGUAGE

      This Agreement is made in, and shall be construed in accordance with, the English language. In the event of a conflict between English terms and German terms immediately following in italics and in parenthesis in this Agreement, the German terms shall prevail.

12.   APPLICABLE LAW, JURISDICTION

12.1 This Agreement shall be governed by and interpreted exclusively in accordance with the laws of the Federal Republic of Germany with the exclusion of its conflict-of-laws provisions and the Convention on Contracts for the International Sale of Goods.

12.2 Frankfurt am Main, Germany shall be the exclusive place of jurisdiction for all disputes arising out of or in connection with this Agreement, provided, however, that the Purchaser may commence legal proceedings against the Sellers at any court that is competent (zustandig) for such proceedings.

13.   FEES AND EXPENSES

      Except as otherwise specifically set forth in this Agreement, the Parties hereto shall bear their respective expenses incurred with the preparation, execution and performance of this Agreement and the transactions contemplated therein, including all fees and expenses of their advisors and all fees and expenses incurred by each Party in connection with the Legal Proceedings.

14.   AMENDMENTS

      Any amendment or addition to this Agreement must be executed in writing, unless a more stringent form is required. This also applies to the deletion or amendment of this clause.

15.   ENTIRE AGREEMENT

      This Agreement sets out the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any and all earlier and current agreements, either orally or in writing, between the Parties.

16.   SEVERABILITY

      If one of the provisions of this Agreement is or becomes invalid or unimplementable, this shall not affect the validity of the remaining provisions. The Parties shall modify to the extent necessary or replace the invalid or unimplementable provision so that the effect of the modified or new provision corresponds as closely as possible to the intended effect of the invalid or unimplementable provision. In the event of an unintended omission in this

      Agreement, a provision shall be deemed agreed between the Parties which corresponds, on the basis of the purpose and the meaning of this Agreement and the Parties' intention, as closely as possible to the provision the Parties would have agreed upon had the Parties considered the matter at the outset.

17.   NOTICES, COMMUNICATION, EXERCISE OF RIGHTS

17.1 Any notice or other communication under this Agreement shall be effected in the English language and in writing and shall be delivered personally against confirmation of receipt or sent by "registered mail return receipt requested" or by an internationally recognized courier service or transmitted by facsimile (followed by confirmation delivered by "registered mail return receipt requested" or by an internationally recognized courier service) to the Parties at the followings addresses:

      If to the Sellers:

      Paulson & Co. Inc.
      590 Madison Avenue
      New York, NY 10022
      USA
      attn. General Counsel
      Fax no. +1 212 977 9505,

      and

      Arnhold and S. Bleichroeder Advisers, LLC
      1345 Avenue of the Americas
      New York, NY 10105
      USA
      attn.: General Counsel
      Fax no. +1 212 698 3271,

      with a copy to:

      Linklaters Oppenhoff & Radler
      Dr. Hans-Ulrich Wilsing
      Borsenplatz 1
      50667 Koln
      Germany
      Fax no. +49 221 2091 435.

      If to the Purchaser:

      Celanese Europe Holding GmbH & Co. KG
      Frankfurter Strasse 111
      61476 Kronberg i.T.
      Germany
      attn.: Management Board
      Fax no. + +49 69 305 82731 ,
      with a copy to:

      Gleiss Lutz
      Dr. Gerhard Wirth and Dr. Jan M. Bauer
      Maybachstrasse 6
      70469 Stuttgart
      Germany
      Fax no. +49 711 855 096,

      and a copy to

      Simpson Thacher & Bartlett LLP
      William R. Dougherty
      425 Lexington Avenue
      New York, NY 10017
      USA
      Fax no. +1 212 455 2502.

      The Sellers jointly on the one hand and the Purchaser on the other hand may change the addresses and fax numbers set forth above by giving a corresponding notice in accordance with this Section 17.1 indicating the new address and/or fax number, as the case may be, to which notices under this Agreement shall be delivered, provided, however, that such notice or a change of address shall be effective only upon receipt thereof.

17.2 Any amendments, consents, waivers, statements, declarations or notices of the Sellers under or in connection with this Agreement shall be validly made or given if made or given by Paulson. on behalf of all Sellers and Sellers hereby authorize Paulson to act in their name and on their behalf in making any and all such amendments, consents, waivers, statements, declarations and notices. The same shall apply to the exercise of any rights by the Sellers under or in connection with this Agreement.

                           [Signature Page to Follow.]

This Agreement is signed in New York, USA, on August 19, 2005 by and on behalf of the Parties as follows:

Paulson & Co. Inc.:


By:      __________________________         By:      __________________________
         Name:                                       Name:
         Title:                                      Title:

Arnhold and S. Bleichroeder Advisers, LLC:


By:      __________________________         By:      __________________________
         Name:                                       Name:
         Title:                                      Title:

Celanese Europe Holding GmbH & Co. KG
By:      Its general partner
         Celanese Europe Management GmbH:


By:      __________________________         By:      __________________________
         Name:                                       Name:
         Title:                                      Title:

                                     ANNEX A

                          NAMES OF ORIGINAL PLAINTIFFS

     -    Richard Mayer
     -    Jochen Knoesel
     -    Allerthal Werke AG and Christa Gotz
     -    Carthago Value Invest AG
     -    Prof. Dr. Ekkehard Wenger
     -    Jens-Uwe Penquitt & Claus Deininger Vermogensverwaltung GbR
     -    Dr. Leonhard Knoll
     -    B.E.M. Borseninformations- und Effektenmanagement GmbH
     -    Protagon Capital GmbH

                                     ANNEX B

                             OTHER LEGAL PROCEEDINGS

I. TENDER OFFER PROCEEDINGS (ANFECHTUNG DES AKTIENKAUFS IM RAHMEN DES UBERNAHMEVERFAHRENS)

                                                                FILE NUMBER              FILE NUMBER
       PLAINTIFF                    DEFENDANT                (FIRST INSTANCE)         (COURT OF APPEAL)
     Richard Mayer      -     Celanese Europe Holding         3-06 O 181/04              5 U 131/05
                              GmbH & Co. KG

                        -     Claudio Sonder

II.  PUBLIC REGISTER PROCEEDINGS (AMTSLOSCHUNGSVERFAHREN)

1.   PUBLIC REGISTER PROCEEDINGS WITH THE KONIGSTEIN LOCAL COURT (AMTSGERICHT)

                PLAINTIFFS                             DEFENDANT                       FILE NUMBER
Richard Mayer                                         Celanese AG                      80 HRB 5277

OCP Obay Capital Pool Vermogens-                      Celanese AG                      80 HRB 5277
verwaltungsgesellschaft mbH
and Protagon Capital GmbH

2.   PUBLIC REGISTER PROCEEDINGS WITH THE FRANKFURT DISTRICT COURT (LANDGERICHT)

                                                               FILE NUMBER                FILE NUMBER
           PLAINTIFF                   DEFENDANT             (FIRST INSTANCE)          (COURT OF APPEAL)
         Richard Mayer                Celanese AG              3-16 T 25/04               20 W 425/04

                                     ANNEX C

                         WAIVER LETTER (GERMAN VERSION)

                               VERZICHTSERKLARUNG

von _____________________________________, Wohnort/Sitz in ____________________,

_______________________________________________________________________________:


Mir/der von mir vertretenen Gesellschaft

     - gehoren _______ Aktien der Celanese AG, die ich im Rahmen des Beherrschungs- und Gewinnabfuhrungsvertrags gegen Zahlung der festgelegten Abfindung einreiche;

     - gehorten _______Aktien der Celanese AG, die ich im Rahmen des Beherrschungs- und Gewinnabfuhrungsvertrags gegen Zahlung der festgelegten Abfindung bereits eingereicht habe.

1. Ich erklare gegenuber Celanese Europe Holding GmbH & Co. KG, dass ich/die von mir vertretene Gesellschaft im Zusammenhang mit dem Beherrschungs- und Gewinnabfuhrungsvertrag vom 22. Juni 2004

     -    keinen Antrag auf Einleitung eines Spruchverfahrens gemaB Section
          1 Nr. 1 Spruchverfahrensgesetz gestellt habe oder stellen werde oder einen bereits gestellten Antrag unwiderruflich und rechtsverbindlich zuruckgenommen habe und dass ich auf die Einleitung und Durchfuhrung eines Spruchverfahrens zur Bestimmung der angemessenen Barabfindung im Zusammenhang mit dem Ubertragungsbeschluss verzichte;

     - Antragen nicht beitreten werde und ein Spruchverfahren gemaB Section 1 Nr. 1 Spruchverfahrensgesetz auch nicht in sonstiger Weise unmittelbar oder mittelbar fordern werde;

     -    auf eine in einem Spruchverfahren gemaB Section 1 Nr. 1
          Spruchverfahrensgesetz gerichtlich festgesetzte Abfindung oder zur Beendigung eines solchen Spruchverfahrens vereinbarte Abfindung verzichte.

_______________, den ______________ 2005


___________________________________